                                                                   Exhibit 11


                  COMPUTATION OF FULLY DILUTED EARNINGS/LOSS
                                PER SHARE (1)
                    (In Thousands, Except Per Share Data)


                                                                             Years Ended December 31,
                                                                       ----------------------------------------
                                                                       1992              1993              1994
                                                                       -----             ----              ----
Net loss from continuing operations
    as reported                                                $      (15,066)        (15,876)             (1,033)

Preferred stock dividend requirements                                     (61)           (293)             (5,772)

Expenses related to 7-3/4% convertible
    subordinated debentures                                             1,978               -                   -
                                                                 ------------     ------------       ------------
Fully diluted net loss from continuing operations
    available to common stock                                  $      (13,149)        (16,169)             (6,805)
                                                                 ============     ============       ============
Earnings (loss) from discontinued operations,
    as reported and fully diluted                              $       (8,103)          5,553                   -
                                                                 ============     ============       ============
Average number of common shares as
    reported (primary)                                                  2,826           8,383              25,690

Additional shares assumed issued:
    Options                                                                 -              13                   -
    7-3/4% convertible subordinated debentures                            306               -                   -
    8% Junior Preferred Stock                                             258               -                   -
                                                                 ------------     ------------       ------------
Average number of common shares -
    fully diluted                                                       3,390           8,396              25,690
                                                                 ============     ============       ============

Fully diluted net loss from continuing operations
    per common and common equivalent share                     $        (3.88)          (1.93)               (.26)
                                                                 ============     ============       ============
Fully diluted net earnings (loss) from discontinued
    operations per common and common equivalent
    share                                                      $        (2.39)            .66                   -
                                                                 ============     ============       ============



(1) This computation is submitted in accordance with Regulation S-K, Item 601(b)(11) although it is contrary to paragraph 10 of APB Opinion No. 15 because it produces an anti-dilutive result.